[NATCO Group Logo] PRESS RELEASE

2950 North Loop West, Suite 700

Houston, TX 77092

Phone: (713) 685-8082 Fax: (713) 683-7841

NATCO President to Continue Service

Named Chief Operating Officer

Houston, Texas, USA (June 26, 2006): NATCO Group Inc. (NYSE: NTG) announced today that Company President Patrick M. McCarthy to extend his employment for an additional two years and that he has been named President and Chief Operating Officer.

John U. Clarke, Chairman and Chief Executive Officer, said, "The board of directors and the entire NATCO management and employee team are delighted that Patrick has elected to defer his retirement and continue in his senior position with the company. Our business continues to run at a robust pace and we will benefit greatly from the continuity and leadership that Patrick's decision to stay provides. Naming him Chief Operating Officer acknowledges formally the importance of Patrick's role and the many contributions he has made to our continuing success."

Mr. McCarthy said, "I look forward to continue working with our customers, board, our management and employees in an expanding and growing marketplace for NATCO's products."

Mr. McCarthy joined NATCO Group, Inc. in June of 1994. He has been a director since February 1998 and President since December 1997. Mr. McCarthy served as Executive Vice President of NATCO, with marketing and operations responsibilities, from November 1996 to December 1997. Prior to joining the Company, he was most recently Vice-President Worldwide Oil and Gas at ABB Lummus Crest an engineering and construction company.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for nearly 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding hurricane impacts, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.